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                                                                    EXHIBIT 23.3


                CONSENT OF MICHAEL L. ANDERSON & ASSOCIATES, INC.
                             INDEPENDENT ACCOUNTANTS



We consent to the use of our report dated October 21, 1999, relating to the consolidated balance sheets of First Federal Holding Company of Morris, Inc. and Subsidiaries as of September 30, 1999 and 1998 and the related consolidated statements of operation, changes in stockholders' equity, and cash flows for the years then ended and to the use of our name under the caption of "Experts" in the Form SB-2 registration statement and prospectus of Northern Star Financial, Inc.


/s/ Michael L. Anderson & Associates
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Michael L. Anderson & Associates, PLLC
Alexandria, Minnesota

January 7, 2000